d\sec\Exh112Q.doc
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                                                          Exhibit 11

Schedule of Computation of Net Income Per Share
                                     Three Months Ended March 31,          Six Months Ended March 31
                                        1997              1996               1997             1996
             Primary
Net income                          308,146                              608,965

Less - preferred stock dividends    (14,779)                             (14,779)

Net income for primary income
   per Common Share                 293,367                              594,186

Weighted average number of
  Common Shares outstanding
  during the year                   5,806,176                            5,806,176

Primary income per Common Share           .05                                  .10


          Fully Diluted
Net income for primary income
  per Common Share                    293,367                              594,186

Add - dividends on convertible
  preferred stock                      14,779                               14,779

Net income for fully diluted
  net income per share                308,146                              608,965

Weighted average number of
  shares used in calculating
  primary income per                5,806,176                            5,806,176
  common share

Assuming conversion of
  convertible preferred stock
  (weighted average)                  252,494                              124,860

Weighted average number of
  common shares outstanding
  as adjusted                       6,058,670                            5,931,036

Fully diluted earnings per
  common share                            .05                                  .10


Pro forma - Primary Earnings
   Per Share
Net income from continuing
  operations before income
  taxes                                                 672,867                            1,214,244

Pro forma Income Tax assuming
  retroactive application of
  change in subchapter S status                         238,100                              498,700

Net Income                                              434,767                              763,544

Pro Forma Weighted Average
  Shares Outstanding (Unaudited)                      5,756,176                            5,756,176

Primary Income per Common Share                             .07                                  .13

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